Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of March 30, 2020 (the “Effective Date”), by and between GATEWAY 80 OWNER, LP, a Delaware limited partnership (“Landlord”), and BLUE APRON, LLC, a Delaware limited liability company (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Leases (as defined below).

RECITALS:

A.       Gateway 80 Industrial, LLC, a Delaware limited liability company and Landlord’s predecessor in interest under the Building Lease (as defined herein), and Blue Apron, Inc., a Delaware corporation and Tenant’s predecessor in interest under the Lease, entered into that certain Lease Agreement (Single Tenant Facility) dated August 23, 2016 (the “Building Lease”) for the lease of an entire building consisting of approximately 430,500 rentable square feet (the “Building”) which building is commonly known as 2950 Cordelia Road, Fairfield, California located on an approximately 20.85 acre parcel. The Building is part of that certain multi-building industrial complex commonly known as Gateway 80 Business Park.

B.       Landlord and Tenant are also parties to that certain Lease Agreement dated as of August 23, 2016 (the “Parking Lot Lease”) for certain land consisting of approximately 9.52 acres containing a parking area and other improvements commonly known as 2980 Cordelia Road, Fairfield, California (the “Parking Lot”). The Building Lease and the Parking Lot Lease may sometimes be referred to herein as the “Leases,” and the Building and the Parking Lot may sometimes be referred to herein as the “Premises.”

B.       The terms of the Leases are scheduled to expire concurrently on June 30, 2028.

C.       Tenant desires to terminate the Leases prior to such scheduled expiration date.

D.       The parties hereby desire to enter into this Agreement to memorialize such early termination of the Lease, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing Recitals and the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                Early Termination.

a)                  Early Termination Date. Subject to the terms and conditions of this Agreement, including the condition precedent set forth in Section 2(c) below, the Leases shall be deemed terminated effective as of 11:59 p.m. local time on March 31, 2020 (the “Early Termination Date”) with the same force and effect as if the Early Termination Date were the original expiration date of the Leases. Notwithstanding anything to the contrary contained in the Leases, and without limiting Landlord’s reconciliation rights for calendar years 2019 and 2020 (and, with respect to Real Property Taxes, for calendar year 2020 and any year prior thereto) or Tenant’s payment obligations thereunder, the parties acknowledge and agree that, with the exception of Real Property Taxes, no Other Periodic Payments are owed or will be owed to Tenant or by Tenant in connection with any reconciliation under the Leases for calendar year 2018 or any prior year. With respect to Landlord’s reconciliation of Other Periodic Payments for calendar years 2019 and 2020 (and, with respect to Real Property Taxes, for calendar year 2020 and any year prior thereto), any overpayment or underpayment thereof discovered pursuant to such reconciliation shall be paid by Tenant or refunded by Landlord, as applicable, in accordance with Section 4.07 of the Leases.

b)                  Surrender of Premises. On or prior to the Early Termination Date, notwithstanding anything to the contrary set forth in the Leases, Tenant shall vacate and surrender its right of possession in and to the Premises in their then-current “AS-IS,” “WHERE-IS” and “WITH ALL FAULTS” condition with all furniture, trade fixtures, equipment, telecommunications equipment, wiring and cabling placed in the Building and, to the extent applicable, the Parking Lot, or installed by Tenant removed therefrom, including, without limitation, Tenant’s motion sensor system. Tenant’s failure to vacate and surrender the Premises by the Early Termination Date as required herein shall subject Tenant to the holdover provisions of the Leases, as amended by Section 2 below. Landlord and Tenant previously conducted a walk-through of the Premises and acknowledge and agree that no repairs and/or restoration shall be required under the Leases.

c)                  Consideration. In consideration of Landlord’s agreement to enter into this Agreement, Tenant shall pay Landlord an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Consideration”). Tenant shall pay the Consideration on April 1, 2020. In the event Tenant fails to pay the Consideration in accordance herewith, then this Agreement and the termination of the Leases shall be deemed null and void, and Landlord may exercise all available rights and remedies, including a claim for all unpaid Rent under the Leases.

d)                  Letters of Credit. The parties acknowledge that Landlord is currently holding (i) a letter of credit in the amount of Four Hundred Forty Seven Thousand Seven Hundred Twenty and No/100 Dollars ($447,720.00) for the Building and (ii) a letter of credit in the amount of Fifty Four Thousand Three Hundred Ten and No/100 Dollars ($54,310.00) for the Parking Lot (collectively, the “Letters of Credit”). Provided that Tenant performs all of its obligations under the Leases and this Agreement (including the timely payment of the Consideration and the removal of the Memoranda of Lease, as defined below), Landlord shall return the Letters of Credit in accordance with the terms of Section 3.02(b) of the Leases within thirty (30) days following the date on which Tenant has performed all of its obligations under this Agreement.

e)                  Removal of Memoranda of Lease. Tenant shall, at its sole cost, execute such documents as Landlord reasonably requires to remove (i) the Memorandum of Lease dated August 23, 2016 recorded in the Official Records of Solano County as Doc # 20160075642, as amended and restated by the Amended and Restated Memorandum of Lease dated as of December 6, 2017 recorded in the Official Records of Solano County as Doc # 201700110573 with respect to the Building Lease, and (ii) the Memorandum of Lease dated August 23, 2016 recorded in the Official Records of Solano County as Doc # 201600075644, as amended and restated by the Amended and Restated Memorandum of Lease dated as of December 6, 2017 recorded in the Official Records of Solano County as Doc # 201700110574 with respect to the Parking Lot Lease (collectively, the “Memoranda of Lease”) as encumbrances on the Premises. Tenant shall execute such documents terminating the Memoranda of Lease within ten (10) business days after the Early Termination Date. The documents terminating the Memoranda of Lease shall be in form and substance reasonably approved by the parties and in recordable form.

2.                Holding Over. Notwithstanding anything to the contrary contained in the Leases, Tenant’s failure to vacate and surrender the Premises by the Early Termination Date as required above shall subject Tenant to the terms of Section 2.05 of the Leases, except that Landlord’s acceptance of any Rent from Tenant shall not characterize Tenant’s occupancy as a “month to month” tenancy, it being agreed that all occupancy beyond the expiration or earlier termination of the Leases without Landlord’s prior written consent shall be deemed a tenancy at sufferance.

3.                Tenant Representations and Warranties. As of the Effective Date, Tenant represents and warrants to Landlord that:

a)                  Other than that certain Sublease dated as of February 3, 2020 by and between Tenant and Berlin Packaging L.L.C., Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of (i) the Leases; (ii) its interest in the Leases; or (iii) any and all claims, losses, liabilities, damages, costs, expenses and causes of action (collectively, “Claims”) arising under the terms of the Leases, to any person, firm, partnership, association or other entity.

b)                  Tenant’s execution and delivery of this Agreement will neither violate nor constitute a default under any agreements with any third parties.

c)                  To the actual knowledge of the individual executing this Agreement on behalf of Tenant (and without personal liability to such individual), there is no fact or circumstance that would give rise to any Claim in connection with Tenant’s use or occupancy of the Premises, including, without limitation, Claims for mechanic’s liens.

d)                  To the actual knowledge of the individual executing this Agreement on behalf of Tenant (and without personal liability to such individual), there exists no defense or offset by Tenant to the enforcement of the Leases by Landlord, and that Landlord is not in default or breach of any obligation of Landlord under the Leases nor has any event occurred which, with the passage of time, or the giving of notice, or both, would constitute a default or breach of the Leases by Landlord.

Tenant acknowledges and agrees that: (i) the representations set forth above constitute a material consideration to Landlord in entering into this Agreement; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Agreement; and (iii) Landlord is relying on such representations in entering into this Agreement. Tenant agrees to indemnify, defend and hold harmless Landlord against any and all Claims based on, arising out of, or in connection with any breach of any of the foregoing representations and warranties.

4.                Release. Except for Tenant’s and Landlord’s obligations under the Leases through and including the Early Termination Date and those obligations which, by the terms of the Leases, are intended to or expressly survive the expiration or earlier termination of the Leases (including, without limitation, Tenant’s indemnity and reimbursement obligations, if any), the parties to this Agreement and their respective parent companies, partners, affiliates, subsidiaries, directors, officers, agents, guarantors, employees, heirs, successors and assigns are hereby unconditionally and fully released and discharged from any and all Claims, past, present and future, of whatever kind or character, known or unknown, by reason of, growing out of, arising out of or existing in connection with the Leases or any of the terms or provisions thereof, Tenant’s use and occupancy of the Premises, or by reason of the breach or alleged breach, or conduct or activity resulting in the breach or alleged breach, of any of the terms or provisions of the Leases. Except as expressly set forth in this Agreement, this Agreement shall fully and finally settle all demands, Claims, charges, accounts or causes of action of any nature arising out of or connected with the provisions of the Leases.

5.                Statutory Waiver. In addition to Tenant’s release of Landlord pursuant to Section 4 above and Landlord’s release of Tenant pursuant to Section 4 above, Tenant and Landlord each acknowledges that it is familiar with Section 1542 of the California Civil Code which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Landlord and Tenant each hereby waives and relinquishes every right or benefit it may have under California Civil Code Section 1542 and all other provisions of law with respect to any such Claim it may have against the other to the full extent that it may lawfully do so. In connection with such waiver and relinquishment, Landlord and Tenant each acknowledges that it is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but that it is each party’s intention hereby to fully, finally and forever settle and release all such Claims, known or unknown, suspected or unsuspected, which may now exist or which have previously existed between Landlord and Tenant. Accordingly, Landlord and Tenant each agrees that this Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.

6.               Tenant’s Default. If Tenant fails to comply with any of the terms and conditions of this Agreement, such failure shall be deemed to be a default by Tenant under the Leases, subject to all of the terms, covenants and conditions of the Leases, including, without limitation, any notice and cure periods available under the Leases and any limitations on remedies or damages set forth in the Leases.

7.                No Brokers. Tenant represents that Tenant has not dealt with any broker or other party to whom a commission or finder’s fee would be due in connection with this Agreement, except for Matthew R. Bracco of Jones Lang LaSalle IP, Inc. (“JLL”). Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims by any broker or agent claiming the same by, through or under Tenant. The foregoing indemnity shall survive the termination of the Leases. Landlord represents that Landlord has not dealt with any broker or other party to whom a commission or finder’s fee would be due in connection with this Agreement, except for Matthew R. Bracco of JLL. Landlord shall indemnify, defend and hold Tenant harmless from and against all Claims by any broker or agent claiming the same by, through or under Landlord. The foregoing indemnity shall survive the termination of the Leases.

8.                Due Authorization. Landlord and Tenant each hereby covenants, warrants and represents to the other that the individual executing this Agreement on behalf of such party is duly authorized to execute and deliver this Agreement on behalf of such entity.

9.               Non-Disclosure. Except as required by Applicable Laws (including, without limitation, any court order or disclosure requirements or regulations of the Securities and Exchange Commission), neither Tenant nor its agents, employees or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without first obtaining the express written consent of Landlord.

10.              Severability. In the event any term, covenant, condition or provision of this Agreement is declared by a court of competent jurisdiction to be void or voidable, in conflict with any law or otherwise unenforceable, then such unenforceable term, covenant, condition or provision shall be limited to the extent necessary to render it enforceable, and the validity of all other terms, covenants, conditions and provisions hereof shall remain unaffected and in full force and effect.

11.              Attorneys’ Fees. If an action is commenced between the parties in connection with the enforcement of any provision of this Agreement, the prevailing party in that action shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

12.              Further Assurances. Each party agrees to perform, execute and deliver or cause to be performed, executed and delivered any and all such further acts, deeds and assurances as may be necessary to consummate the actions contemplated in this Agreement.

13.              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

14.              Governing Law. This Agreement and the obligations under this Agreement shall be construed in accordance with, governed by, and shall be subject to, the laws of the State of California.

15.              Time of Essence. The parties hereto agree that time is of the essence with respect to all covenants and agreements herein.

16.              Counterparts. This Agreement may be executed in any number of identical counterparts each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Agreement as of the Effective Date.

LANDLORD:			TENANT:

GATEWAY 80 OWNER, LP,			BLUE APRON, LLC,
a Delaware limited partnership			a Delaware limited liability company

By:	Gateway 80 GP, LLC,		By:	/s/ Tim Bensley
	a Delaware limited liability company			Name:	Tim Bensley
				Title:	Chief Financial Officer
	By:	/s/ Kevin Pirozzoli
	Name:	Kevin Pirozzoli	Execution Date: 3/30/2020
	Title:	Vice President

Execution Date: 3/30/2020

[Signature Page to Lease Termination Agreement]